JANUARY 1, 2005

The SEC has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS  CLASS A, B, C & R

Templeton Growth Fund, Inc.





[Insert FRANKLIN(R) TEMPLETON(R) INVESTMENTS logo]

CONTENTS

THE FUND

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INFORMATION ABOUT THE FUND YOU SHOULD KNOW BEFORE INVESTING
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Goal and Strategies                         2

Main Risks                                  4

Performance                                 8

Fees and Expenses                          10

Management                                 12

Distributions and Taxes                    16

Financial Highlights                       19

YOUR ACCOUNT

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INFORMATION ABOUT SALES CHARGES, ACCOUNT TRANSACTIONS AND SERVICES
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Choosing a Share Class                     23

Buying Shares                              35

Investor Services                          38

Selling Shares                             42

Exchanging Shares                          45

Account Policies                           52

Questions                                  58

FOR MORE INFORMATION

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WHERE TO LEARN MORE ABOUT THE FUND
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Back Cover


THE FUND

GOAL AND STRATEGIES

GOAL

The Fund's investment goal is long-term capital growth.

MAIN INVESTMENT STRATEGIES

Under normal market conditions, the Fund invests mainly in the equity securities of companies located anywhere in the world, including emerging markets.

An equity security or stock, represents a proportionate share of ownership of a company; its value is based on the success of the company's business, any income paid to shareholders, the value of its assets, and general market conditions. Common stocks, preferred stocks and convertible securities are examples of equity securities. Convertible securities have characteristics of both debt securities (which is generally the form in which they are first issued) and equity securities (which is what they can be converted into).
The Fund also invests in depositary receipts. These are certificates typically issued by a bank or trust company that give their holders the right to receive securities issued by a foreign or domestic company.

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The Fund invests primarily in a globally diversified portfolio of equity securities.
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In addition to the Fund's main investments, depending upon current market conditions, the Fund may invest up to 25% of its total assets in debt securities of companies and governments located anywhere in the world. Debt securities represent the obligation of the issuer to repay a loan of money to it, and generally pay interest to the holder. Bonds, notes and debentures are examples of debt securities. In order to increase income to the Fund, the Fund may lend certain of its portfolio securities to qualified banks and broker-dealers.

The Fund may use various derivative strategies seeking to protect its assets, implement a cash or tax management strategy or enhance its returns. The Fund may invest up to 5% of its total assets in swap agreements. With derivatives, the manager attempts to predict whether an underlying investment will increase or decrease in value at some future time. The manager considers various factors, such as availability and cost, in deciding whether to use a particular instrument or strategy.

When choosing equity investments for this Fund, the manager applies a "bottom up," value-oriented, long-term approach, focusing on the market price of a company's securities relative to the manager's evaluation of the company's long-term earnings, asset value and cash flow potential. The manager also considers a company's price/earnings ratio, price/cash flow ratio, profit margins and liquidation value.

TEMPORARY INVESTMENTS

When the manager believes market or economic conditions are unfavorable for investors, the manager may invest up to 100% of the Fund's assets in a temporary defensive manner by holding all or a substantial portion of its assets in cash, cash equivalents or other high quality short-term investments. Temporary defensive investments generally may include U.S. government securities, bank time deposits denominated in the currency of any major nation, commercial paper, and repurchase agreements. The manager also may invest in these types of securities or hold cash while looking for suitable investment opportunities or to maintain liquidity. In these circumstances, the Fund may be unable to achieve its investment goal.

MAIN RISKS

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Because the securities the Fund holds fluctuate in price, the value of your investment in the Fund will go up and down. You could lose money.
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STOCKS

Although this may not be the case in foreign markets, in the U.S., stocks historically have outperformed other types of investments over the long term. Individual stock prices, however, tend to go up and down more dramatically. These price movements may result from factors affecting individual companies or industries or the securities market as a whole. Value stock prices are considered "cheap" relative to the company's perceived value. They may not increase in value, as anticipated by the manager, if other investors fail to recognize the company's value and bid up the price or in markets favoring faster-growing companies. A slower growth or recessionary economic environment could have an adverse effect on the price of the various stocks held by the Fund.

FOREIGN SECURITIES

Investing in foreign securities, including securities of foreign governments and depositary receipts, typically involves more risks than investing in U.S. securities. Certain of these risks also may apply to securities of U.S. companies with significant foreign operations. These risks can increase the potential for losses in the Fund and affect its share price.

CURRENCY EXCHANGE RATES. Foreign securities may be issued and traded in foreign currencies. As a result, their values may be affected by changes in exchange rates between foreign currencies and the U.S. dollar, as well as between currencies of countries other than the U.S. For example, if the value of the U.S. dollar goes up compared to a foreign currency, an investment traded in that foreign currency will go down in value because it will be worth fewer U.S. dollars.

POLITICAL AND ECONOMIC DEVELOPMENTS. The political, economic and social structures of some foreign countries may be less stable and more volatile than those in the U.S. Investments in these countries may be subject to the risks of internal and external conflicts, currency devaluations, foreign ownership limitations and tax increases. It is possible that a government may take over the assets or operations of a company or impose restrictions on the exchange or export of currency or other assets. Some countries also may have different legal systems that may make it difficult for the Fund to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments. Diplomatic and political developments, including rapid and adverse political changes, social instability, regional conflicts, terrorism and war, could affect the economies, industries and securities and currency markets, and the value of the Fund's investments, in non-U.S. countries. These factors are extremely difficult, if not impossible, to predict and take into account with respect to the Fund's investments.

TRADING PRACTICES. Brokerage commissions and other fees generally are higher for foreign securities. Government supervision and regulation of foreign stock exchanges, currency markets, trading systems and brokers may be less than in the U.S. The procedures and rules governing foreign transactions and custody (holding of the Fund's assets) also may involve delays in payment, delivery or recovery of money or investments.

AVAILABILITY OF INFORMATION. Foreign companies may not be subject to the same disclosure, accounting, auditing and financial reporting standards and practices as U.S. companies. Thus, there may be less information publicly available about foreign companies than about most U.S. companies.

LIMITED MARKETS. Certain foreign securities may be less liquid (harder to sell) and more volatile than many U.S. securities. This means the Fund may at times be unable to sell foreign securities at favorable prices.

EMERGING MARKETS. The risks of foreign investments typically are greater in less developed countries, sometimes referred to as emerging markets. For example, political and economic structures in these countries may be less established and may change rapidly. These countries also are more likely to experience high levels of inflation, deflation or currency devaluation, which can harm their economies and securities markets and increase volatility. In fact, short-term volatility in these markets and declines of 50% or more are not uncommon. Restrictions on currency trading that may be imposed by emerging market countries will have an adverse effect on the value of the securities of companies that trade or operate in such countries.

DERIVATIVE SECURITIES

The performance of derivative investments depends, at least in part, on the performance of an underlying asset. Derivatives involve costs, may be volatile, and may involve a small investment relative to the risk assumed. Their successful use will depend on the manager's ability to predict market movements. Risks include delivery failure, default by the other party or the inability to close out a position because the trading market becomes illiquid.

SECURITIES LENDING

The Fund's loans of portfolio securities may not exceed 33 1/3% of the value of the Fund's total assets, measured at the time of the most recent loan. As with other extensions of credit, there are risks of delay in recovery or even loss of rights in collateral in the event of default or insolvency of the borrower.

INTEREST RATE

Prolonged or significant interest rate increases have historically had an adverse impact on equity markets in countries affected by such increases. When interest rates rise, convertible security prices fall. The opposite is also true: convertible security prices rise when interest rates fall. In general, securities with longer maturities are more sensitive to these price changes.

CREDIT

An issuer of securities may be unable to make interest payments and repay principal. Changes in an issuer's financial strength or in a security's credit rating may affect a security's value and, thus, impact Fund performance.

More detailed information about the Fund, its policies and risks can be found in the Fund's Statement of Additional Information (SAI).

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Mutual fund shares are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency of the U.S. government. Mutual fund shares involve investment risks, including the possible loss of principal.
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PERFORMANCE

This bar chart and table show the volatility of the Fund's returns, which is one indicator of the risks of investing in the Fund. The bar chart shows changes in the Fund's returns from year to year over the past 10 calendar years. The table shows how the Fund's average annual total returns compare to those of a broad-based securities market index. Of course, past performance (before or after taxes) cannot predict or guarantee future results.

CLASS A ANNUAL TOTAL RETURNS/1

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0.82%  19.83%  20.55%  16.18%  -2.48%  30.44%  1.74%  0.54%  -9.48%  32.85%
94     95      96      97      98      99      00     01     02      03
                                   YEAR


Best Quarter:                             Q2 '03     20.22%
Worst Quarter:                            Q3 '02    -16.96%

1. Figures do not reflect sales charges. If they did, returns would be lower. As of September 30, 2004, the Fund's year-to-date return was -1.78% for Class A.


AVERAGE ANNUAL TOTAL RETURNS
For the periods ended December 31, 2003

                              1 YEAR      5 YEARS    10 YEARS
----------------------------------------------------------------
Templeton Growth Fund -
Class A/2
Return Before Taxes           25.23%       8.62%      9.58%
Return After Taxes on
Distributions                 24.78%       7.21%      7.14%
Return After Taxes on
Distributions and Sale of
Fund Shares                   16.91%       6.69%      6.95%
MSCI World Index/3            33.76%      -0.39%      7.58%
(index reflects no deduction
for fees, expenses, or taxes)

                                                       SINCE
                                                     INCEPTION
                              1 YEAR      5 YEARS    (1/1/99)
----------------------------------------------------------------
Templeton Growth Fund -       27.81%       8.81%      8.81%
Class B/2
MSCI World Index/3            33.76%      -0.39%     -0.39%

                                                       SINCE
                                                     INCEPTION
                              1 YEAR      5 YEARS    (5/1/95)
----------------------------------------------------------------
Templeton Growth Fund -       29.54%       8.88%      9.86%
Class C/2
MSCI World Index/3            33.76%      -0.39%      7.11%


                              1 YEAR      5 YEARS    10 YEARS
----------------------------------------------------------------
Templeton Growth Fund -
Class R/2,4                   31.55%       9.62%      9.86%
MSCI World Index/3            33.76%      -0.39%      7.58%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Your actual after-tax returns depend on your particular tax situation and may differ from those shown.

These after-tax return figures do not apply to you if you hold your Fund shares through a tax-deferred arrangement such as a 401(k) plan or individual retirement account. The Fund's past performance, before and after taxes, is not necessarily an indication of how it will perform in the future.

After-tax returns are shown only for Class A; after-tax returns for other classes of shares will vary.

2. Figures reflect sales charges.
All Fund performance assumes reinvestment of dividends and capital gains.
3. Source: Standard & Poor's Micropal. The unmanaged MSCI World Index tracks the performance of approximately 1,500 securities in 22 countries and is designed to measure world stock market performance. It includes reinvested dividends. One cannot invest directly in an index, nor is an index representative of the Fund's portfolio.
4. Effective January 1, 2002, the Fund began offering Class R shares, which do not have initial sales charges. Performance quotations for this class reflect the following methods of calculation: (a) for periods prior to January 1, 2002, a restated figure is used based on the Fund's Class A performance, excluding the effect of Class A's maximum initial sales charge, reflecting the Rule 12b-1 rate differential between Class A and R; and (b) for periods after January 1, 2002, actual Class R performance is used reflecting all charges and fees applicable to that class.

FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.


SHAREHOLDER FEES             (FEES PAID DIRECTLY FROM YOUR INVESTMENT)
                                CLASS A   CLASS B   CLASS C  CLASS R
--------------------------------------------------------------------
Maximum sales charge (load)
as a percentage of offering     5.75%/1    4.00%    1.00%    1.00%
price

  Load imposed on purchases     5.75%/1    None     None      None

  Maximum deferred sales
  charge (load)                 None/2     4.00%/3  1.00%    1.00%

Redemption fee on shares sold
within 7 calendar days
following their purchase date/4  2.00%     2.00%    2.00%    2.00%

Please see "Choosing a Share Class" on page 23 for an explanation of how and when these sales charges apply.

ANNUAL FUND OPERATING EXPENSES  (EXPENSES DEDUCTED FROM FUND ASSETS)
                                CLASS A   CLASS B  CLASS C  CLASS R
--------------------------------------------------------------------
Management fees                  0.60%     0.60%    0.60%    0.60%
Distribution and service
(12b-1) fees                     0.25%     1.00%    1.00%    0.50%
Other expenses                   0.25%     0.25%    0.25%    0.25%
                               -------------------------------------
Total annual Fund operating
expenses                         1.10%     1.85%    1.85%    1.35%
                               =====================================

1. The dollar amount of the sales charge is the difference between the offering price of the shares purchased (which factors in the applicable sales charge in this table) and the net asset value of those shares. Since the offering price is calculated to two decimal places using standard rounding criteria, the number of shares purchased and the dollar amount of the sales charge as a percentage of the offering price and of your net investment may be higher or lower depending on whether there was a downward or upward rounding.
2. There is a 1% contingent deferred sales charge that applies to investments of $1 million or more (see page 28) and purchases by certain retirement plans without an initial sales charge.
3. Declines to zero after six years.
4. The redemption fee is calculated as a percentage of the amount redeemed (using standard rounding criteria), and may be charged when you sell or exchange your shares or if your shares are involuntarily redeemed. The fee is retained by the Fund and generally withheld from redemption proceeds. For more details, see "Redemption Fee" section.

EXAMPLE

This example can help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. It assumes:

o  You invest $10,000 for the periods shown;
o  Your investment has a 5% return each year; and
o  The Fund's operating expenses remain the same.

Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                               1 YEAR    3 YEARS  5 YEARS   10 YEARS
----------------------------------------------------------------------
If you sell your shares at
the end of the period:
CLASS A                        $681/1    $905     $1,146    $1,838
CLASS B                        $588      $882     $1,201    $1,973/2
CLASS C/3                      $288      $582     $1,001    $2,169
CLASS R                        $237      $428       $739    $1,624
If you do not sell your
shares:
CLASS B                        $188      $582     $1,001    $1,973/2
CLASS C/3                      $188      $582     $1,001    $2,169
CLASS R                        $137      $428       $739    $1,624

1. Assumes a contingent deferred sales charge (CDSC) will not apply.
2. Assumes conversion of Class B shares to Class A shares after eight years, lowering your annual expenses from that time on.
3. Revised to show the elimination of the initial sales charge on January 1, 2004. The actual costs are based on a rate that includes the initial sales charge of 1.00% imposed on purchases prior to January 1, 2004. These costs were $385, $676, $1,091 and $2,247, respectively, if you sell your shares at the end of the period or $286, $676, $1,091 and $2,247, respectively, if you do not sell your shares.

MANAGEMENT

On February 4, 2004, the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts filed an administrative complaint against Franklin Resources, Inc. and certain of its subsidiaries (the Company) claiming violations of the Massachusetts Uniform Securities Act (Massachusetts Act) with respect to an alleged arrangement to permit market timing (the Mass. Proceeding). On September 20, 2004, Franklin Resources, Inc. announced that an agreement has been reached by two of its subsidiaries, Franklin Advisers, Inc. (Advisers) and Franklin Templeton Alternative Strategies, Inc. (FTAS), with the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts (the State of Massachusetts) related to the Mass. Proceeding. Under the terms of the settlement consent order issued by the State of Massachusetts, Advisers and FTAS have consented to the entry of a cease and desist order and agreed to pay a $5 million administrative fine to the State of Massachusetts. The administrative complaint addressed one instance of market timing that was also a subject of the August 2, 2004 settlement that Advisers reached with the Securities and Exchange Commission described below.

On November 19, 2004, the Company reached a second agreement with the State of Massachusetts regarding an administrative complaint filed on October 25, 2004. The second complaint alleged that the Company's Form 8-K filing describing the original settlement failed to state the company had admitted the Statements of Fact portion of the settlement order when it stated, "Franklin did not admit or deny engaging in any wrongdoing."
As a result of the November 19, 2004 settlement with the State of Massachusetts, the Company filed a new Form 8-K. The terms of the original settlement did not change and there was no monetary fine associated with this second settlement.

On November 17, 2004, the Company announced that Franklin Templeton Distributors, Inc. (Distributors) (the principal underwriter of shares of the Franklin Templeton mutual funds) reached an agreement with the California Attorney General's Office (CAGO), resolving the issues resulting from the CAGO's investigation concerning marketing support payments to securities dealers who sell fund shares. Under the terms of the settlement with the CAGO, Distributors has agreed to pay $2 million as a civil penalty, $14 million to Franklin Templeton funds and $2 million to the CAGO.

The Company, in addition to most of the mutual funds within Franklin Templeton Investments, has been named in shareholder class actions related to the matter described above that were filed in the United States District Courts in California, Florida, Nevada, New Jersey and New York. These parties, as well as certain of the mutual funds' trustees/directors, have also been named in a shareholder class action filed in March 2004 in the United States District Court in New Jersey. This lawsuit alleges violations of certain provisions of the federal securities laws and state common law fiduciary obligations in connection with Rule 12b-1 fees and brokerage commissions paid by the mutual funds. These lawsuits seek damages of unspecified amounts. The Company believes that the claims made in the lawsuits are without merit and it intends to defend vigorously against the allegations. It is anticipated that additional similar civil actions related to the matters described above may be filed in the future.

On August 2, 2004, Franklin Resources, Inc. announced that Advisers (adviser to many of the funds within Franklin Templeton Investments, and an affiliate of the adviser to the other funds) had reached a settlement with the U.S. Securities and Exchange Commission (SEC) that resolved an SEC investigation of market timing activity in the Franklin Templeton Investments funds. As part of the settlement, on August 2, 2004, the SEC issued an "Order instituting administrative and cease-and-desist proceedings pursuant to sections 203(e) and 203(k) of the Investment Advisers Act of 1940 and sections 9(b) and 9(f) of the Investment Company Act of 1940, making findings and imposing remedial sanctions and a cease and desist order" (the August Order). The SEC's August Order concerns the activities of a limited number of third parties that ended in 2000 and those that are the subject of the Mass. Proceeding described above.

Under the terms of the SEC's August Order, Advisers, while neither admitting nor denying any of the findings therein, has agreed to pay $50 million, of which $20 million is a civil penalty, to be distributed to fund shareholders in accordance with a plan to be developed by an Independent Distribution Consultant. Because the distribution methodology has not yet been developed, it is presently not possible to say which particular funds will be determined to have been affected or which particular groups of fund shareholders will receive distributions or in what proportion and amounts.

In the August Order, the SEC notes that the Company has generally sought to detect, discourage and prevent market timing in its funds and began to increase its efforts to control market timing in 1999. The August Order also requires Advisers to, among other things:

o Enhance and periodically review compliance policies and procedures, and establish a corporate ombudsman;

o Establish a new internal position whose responsibilities shall include compliance matters related to conflicts of interests; and

o Retain an Independent Distribution Consultant to develop a plan to distribute the $50 million settlement to fund shareholders.

On December 13, 2004, the Company announced that it reached an agreement with the SEC, resolving the issues resulting from the SEC's investigation concerning marketing support payments to securities dealers who sell fund shares. The settlement agreement relates to an order (December Order) the SEC issued instituting administrative and cease-and-desist proceedings, making findings, and imposing remedial sanctions against Distributors and Advisers. In connection with this settlement, Advisers and Distributors also agreed to implement certain measures and undertakings relating to marketing support payments to broker-dealers for the promotion or sale of Fund shares, and to make additional disclosures in the Fund's Prospectus and Statement of Additional Information.

Under the terms of the SEC's December Order, Advisers and Distributors, while neither admitting nor denying any of the findings therein, agreed to pay $20 million as a civil penalty, and $1 as restitution to be distributed to Franklin Templeton funds in accordance with a plan to be developed by an Independent Distribution Consultant. Because the distribution methodology has not yet been developed, it is presently not possible to say which particular funds will be determined to have been affected or will receive distributions or in what proportion and amounts.

These issues were previously disclosed by the Company as being under investigation by government authorities and the subject of an internal inquiry by the Company in its regulatory filings and on its public website. Any further updates on these matters will be disclosed on the Company's website at franklintempleton.com under "Statement on Current Industry Issues."

Templeton Global Advisors Limited (Global Advisors), Lyford Cay, Nassau, Bahamas, is the Fund's investment manager. Together, Global Advisors and its affiliates manage over $388 billion in assets.

The Fund's lead portfolio manager is:

MURDO MURCHISON CFA, EXECUTIVE VICE PRESIDENT of global advisors
Mr. Murchison has been a manager of the Fund since 2001. He joined Franklin Templeton Investments in 1993.

The following individuals have secondary portfolio management responsibilities:

JEFFREY A. EVERETT CFA, President of Global Advisors
Mr. Everett has been a manager of the Fund since 1994. He joined Franklin Templeton Investments in 1989.

LISA F. MYERS CFA, VICE President of Global Advisors
Ms. Myers has been a manager of the Fund since 2003. She joined Franklin Templeton Investments in 1996.

The Fund pays Global Advisors a fee for managing the Fund's assets. For the fiscal year ended August 31, 2004, the Fund paid 0.60% of its average daily net assets to the manager for its services.

Effective June 1, 2004, the management fee payable annually by the Fund to the manager for its services, as a percentage of average daily net assets, is:

o  0.63%, up to and including $1 billion;

o  0.615% over $1 billion, up to and including $5 billion;

o  0.60% over $5 billion, up to and including $10 billion;

o  0.58% over $10 billion, up to and including $15 billion;

o  0.56% over $15 billion, up to and including $20 billion; and

o  0.54% over $20 billion

DISTRIBUTIONS AND TAXES

INCOME AND CAPITAL GAIN DISTRIBUTIONS

The Fund intends to make a distribution at least annually from its net investment income and any net realized capital gains. The amount of any distribution will vary, and there is no guarantee the Fund will pay either an income dividend or a capital gain distribution.

ANNUAL STATEMENTS. Every January, you will receive a statement that shows the tax status of distributions you received the previous year, including the amount of any qualified dividend income subject to tax at capital gains rates and, for non-U.S. investors, the amount of your ordinary dividends that have been exempt from non-resident alien withholding taxes because they are interest-related or short-term capital gain dividends. (See the discussion below for "Non-U.S. investors.") Distributions declared in December but paid in January are taxable as if they were paid in December.

AVOID "BUYING A DIVIDEND." If you invest in the Fund shortly before it makes a distribution, you may receive some of your investment back in the form of a taxable distribution. For example, if you buy 500 shares in the Fund on October 20th at the Fund's current NAV of $10 per share, and the Fund makes a distribution on October 21st of $1 per share, your shares will then have an NAV of $9 per share (disregarding any change in the Fund's market value), and you will have to pay a tax on what is essentially a return of your investment of $1 per share. This tax treatment is required even if you reinvest the $1 per share distribution in additional Fund shares.

TAX CONSIDERATIONS

In general, if you are a taxable investor, Fund distributions are taxable to you at either ordinary income or capital gains tax rates. This is true whether you reinvest your distributions in additional Fund shares or receive them in cash.

DIVIDEND INCOME. Under the Jobs and Growth Tax Relief Reconciliation Act of 2003 (2003 Tax Act), a portion of the income dividends paid to you by the Fund may be qualified dividends subject to taxation at the long-term capital gain rate of 15% for individuals (5% for individuals in the 10% and 15% federal rate brackets). In general, income dividends from portfolio investments in the stock of domestic corporations and qualified foreign corporations will be permitted this favored federal tax treatment. Income dividends from interest earned by the Fund on debt securities and dividends received from unqualified foreign corporations will continue to be taxed at the higher ordinary income tax rates. Distributions of qualified dividends will be eligible for these reduced rates of taxation only if you own your shares for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date of any dividend.

DISTRIBUTIONS OF CAPITAL GAINS. Fund distributions of short-term capital gains are taxable to you as ordinary income. Fund distributions of long-term capital gains are taxable as long-term capital gains no matter how long you have owned your shares. Long-term capital gain distributions qualify for the 15% tax rate (5% for individuals in the 10% and 15% federal rate brackets).

SALES OF FUND SHARES. When you sell your shares in the Fund, you may realize a capital gain or loss. For tax purposes, an exchange of your Fund shares for shares of a different Franklin Templeton fund is the same as a sale, and will normally generate a gain or loss that will be reported to you in your year-end tax information. An exchange of your shares in one class in the Fund for shares of another class in the SAME Fund is not a taxable event, and no gain or loss will be reported on such a transaction.

NON-U.S. INVESTORS. The United States imposes a withholding tax (at a 30% or lower treaty rate) on all Fund dividends of ordinary income. Capital gain dividends paid by the Fund from its net long-term capital gains are generally exempt from this withholding tax. The American Jobs Creation Act of 2004 (2004 Tax Act) amends these withholding tax provisions to exempt most dividends paid by the Fund from U.S. source interest income and short-term capital gains to the extent such income and gains would be exempt if earned directly by the non-U.S. investor.

Under the new law, ordinary dividends designated as interest-related dividends (dividends that are designated as a payment out of qualified interest income) and short-term capital gain dividends generally will not be subject to a U.S. withholding tax, provided you properly certify your status as a non-U.S. investor. These exemptions from withholding are effective for distributions of income earned by the Fund in its fiscal years beginning on September 1, 2005 and ending on August 31, 2008.

The 2004 Tax Act also provides a partial exemption from U.S. estate tax for shares in the Fund held by the estate of a non-U.S. decedent. The amount treated as exempt is based on the proportion of assets in the Fund at the end of the quarter immediately preceding the decedent's death that would be exempt if held directly by the non-U.S. investor. This provision applies to decedents dying after December 31, 2004 and before January 1, 2008.

BACKUP WITHHOLDING. If you do not provide the Fund with your proper taxpayer identification number and certain required certifications, you may be subject to backup withholding at a rate of 28% on any distributions of income, capital gains or proceeds from the sale of your shares. The Fund also must withhold if the IRS instructs it to do so.

Special U.S. tax certification requirements apply to non-U.S. investors. Non-U.S. investors who fail to meet these certification requirements will be subject to backup withholding on any dividends, distributions and redemption proceeds received from the Fund, including withholding on any interest-related dividends and short-term capital gain dividends during the exemption period discussed above. See the detailed information for non-U.S. investors contained in the section on "Distributions and Taxes" in the Statement of Additional Information, or contact Franklin Templeton Investments at 1-800/DIAL BEN for more information on these requirements.

OTHER TAX INFORMATION. Fund distributions and gains from the sale of your Fund shares generally are subject to state and local taxes. If the Fund qualifies to pass through to you the tax benefits from foreign taxes it pays on its investments, and elects to do so, then any foreign taxes it pays on these investments may be passed through to you as a foreign tax credit. You should consult your tax advisor about the federal, state, local or foreign tax consequences of your investment in the Fund.


FINANCIAL HIGHLIGHTS

This table presents the Fund's financial performance for the past five years. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund assuming reinvestment of dividends and capital gains. This information has been derived from the financial statements audited by PricewaterhouseCoopers LLP, whose report, along with the Fund's financial statements, are included in the annual report, which is available upon request.

CLASS A                                       YEAR ENDED AUGUST 31,
---------------------------------------------------------------------
                               2004    2003     2002    2001    2000
---------------------------------------------------------------------
PER SHARE DATA ($)
Net asset value,
beginning of year             18.54    17.10   18.11   19.67   19.56
                            -----------------------------------------
  Net investment income/1       .36      .34     .33     .39     .35
  Net realized and
  unrealized                   2.58     1.46    (.88)   (.16)    .99
  gains (losses)
                            -----------------------------------------
Total from investment
operations                     2.94     1.80     .55     .23    1.34
  Distributions from net
  investment income            (.45)    (.36)   (.40)   (.37)   (.54)
  Distributions from net
  realized gains                 --       --    (.06)  (1.42)   (.69)
                            -----------------------------------------
Total distributions            (.45)    (.36)   (.46)  (1.79)  (1.23)
                            -----------------------------------------
Redemption fees                 --2      --2      --      --      --
                            -----------------------------------------
Net asset value, end of       21.03    18.54   17.10   18.11   19.67
year
                            ========================================

Total return (%)/3            16.14    10.90   (3.01)   1.62    7.58

RATIOS/SUPPLEMENTAL DATA
Net assets, end of year
($ x 1 million)              15,771   13,021  11,689  12,093  13,191
Ratios to average net
assets: (%)
  Expenses                     1.10     1.13    1.10    1.15    1.11
  Net investment income        1.75     2.05    1.85    2.11    1.83
Portfolio turnover rate (%)   24.58    32.12   55.63   24.29   50.57

CLASS B                                   YEAR ENDED AUGUST 31,
---------------------------------------------------------------------
                              2004    2003     2002    2001    2000
---------------------------------------------------------------------
PER SHARE DATA ($)
Net asset value,
beginning of year             18.24    16.85   17.87   19.45   19.46
                            -----------------------------------------
  Net investment income/1       .21      .22     .20     .25     .22
  Net realized and
  unrealized gains             2.54     1.43    (.87)   (.16)    .97
  (losses)                  -----------------------------------------
Total from investment
operations                     2.75     1.65    (.67)    .09    1.19
                            -----------------------------------------
  Distributions from net
  investment income           (.35)     (.26)   (.29)   (.25)   (.51)
  Distributions from net
  realized gains                 --       --    (.06)  (1.42)   (.69)
                            -----------------------------------------
Total distributions           (.35)     (.26)   (.35)  (1.67)  (1.20)
                            -----------------------------------------
Redemption fees                 --2      --2      --      --      --
                            -----------------------------------------
Net asset value, end of      20.64     18.24   16.85   17.87   19.45
year
                            =========================================

Total return (%)/3           15.27     10.08   (3.74)    .91    6.81

RATIOS/SUPPLEMENTAL DATA
Net assets, end of year
($ x 1,000)                 433,467  278,340  166,015  93,301  69,297
Ratios to average net
assets: (%)
  Expenses                     1.85     1.88    1.85    1.89    1.86
  Net investment income        1.00     1.30    1.10    1.40    1.16
Portfolio turnover rate (%)   24.58    32.12   55.63   24.29   50.57

CLASS C                                   YEAR ENDED AUGUST 31,
---------------------------------------------------------------------
                            2004    2003     2002    2001    2000
---------------------------------------------------------------------
PER SHARE DATA ($)
Net asset value,
beginning of year             18.15    16.74   17.73   19.28   19.15
                            -----------------------------------------
  Net investment income/1       .20      .21     .20     .25     .20
  Net realized and
  unrealized                   2.54     1.44   (.86)   (.16)     .98
  gains (losses)
                            -----------------------------------------
Total from investment
operations                     2.74     1.65   (.66)     .09    1.18
                            -----------------------------------------
  Distributions from net
  investment income           (.33)    (.24)   (.27)   (.22)   (.36)
  Distributions from net
  realized gains                 --       --   (.06)  (1.42)   (.69)
                            -----------------------------------------
Total distributions           (.33)    (.24)   (.33)  (1.64)  (1.05)
                            -----------------------------------------
Redemption fees                 --2      --2      --      --      --
                            -----------------------------------------
Net asset value, end of      20.56    18.15   16.74   17.73   19.28
year
                            -----------------------------------------

Total return (%)/3           15.30    10.08   (3.73)    .90    6.79

RATIOS/SUPPLEMENTAL DATA
Net assets, end of year
($ x 1 million)               1,394    1,064     897     906     996
Ratios to average net
assets: (%)
  Expenses                    1.85     1.88    1.84    1.89    1.85
  Net investment income       1.00     1.30    1.11    1.37    1.08
Portfolio turnover rate (%)  24.58    32.12   55.63   24.29   50.57







CLASS R                         YEAR ENDED AUGUST 31,
-----------------------------------------------------
                              2004     2003   2002/4
PER SHARE DATA ($)
Net asset value,
beginning of year            18.44    17.07   18.06
                            -------------------------
  Net investment income/1      .33      .32     .32
  Net realized and
  unrealized  loss            2.56     1.42   (1.31)

                            -------------------------
Total from investment
operations                    2.89     1.74    (.99)
                            -------------------------
Less distributions from
net investment income         (.43)    (.37)     --
                            -------------------------
Redemption fees                --/2     --/2     --
                            -------------------------
Net asset value, end of       20.90    18.44   17.07
year
                            =========================

Total return (%)/3            15.85    10.58   (5.48)

RATIOS/SUPPLEMENTAL DATA
Net assets, end of year
($ x 1,000)                  57,951   28,584   5,394
Ratios to average net
assets: (%)
  Expenses                     1.35     1.39    1.35/5
  Net investment income        1.50     1.79    1.60/5
Portfolio turnover rate (%)   24.58    32.12   55.63

1. Based on average daily shares outstanding.
2. Amount is less than $0.001 per share.
3. Total return does not include sales charges and is not annualized.
4. For the period January 2, 2002 (effective date) to August 31, 2002.
5. Annualized.

YOUR ACCOUNT

The Board of Directors of the Fund has approved the termination of offering Class B shares. The termination of the offering of Class B shares is effective March 1, 2005. Existing shareholders of Class B shares may continue as Class B shareholders, continue to reinvest dividends into Class B shares and exchange their Class B shares for Class B shares of other Franklin Templeton funds as permitted by the current exchange privileges. New or additional investments into Class B will not be permitted after February 28, 2005. For Class B shares outstanding on February 28, 2005 and Class B shares acquired upon reinvestment of dividends, all Class B share attributes, including the associated Rule 12b-1 fee, contingent deferred sales charge and conversion features, will continue.

CHOOSING A SHARE CLASS

Each class has its own sales charge and expense structure, allowing you to choose the class that best meets your situation. Your investment representative can help you decide. Investors may purchase Class B, Class C or Class R shares only for Fund accounts on which they have appointed an investment representative (financial advisor) of record. Unless a prospective investor is eligible to purchase Class Z or Advisor Class shares, all purchases by a prospective investor to a Fund account that does not have an appointed investment representative (financial advisor) will be invested in Class A shares at the applicable offering price. Investors who have not appointed an investment representative (financial advisor) to existing Class B, Class C or Class R share Fund accounts, may not make additional purchases to those accounts but may exchange their shares to a Franklin Templeton fund that offers Class B, Class C or Class R shares. Additional purchases by these existing investors will be invested in Class A shares at the applicable offering price. Dividend and capital gain distributions may continue to be reinvested in existing Class B, Class C or Class R share Fund accounts. These provisions do not apply to Employer Sponsored Retirement Plans.

CLASS A            CLASS B          CLASS C          CLASS R
-----------------------------------------------------------------------
o  Initial         o  No            o  No            o  No initial
   sales charge       initial          initial          sales charge
   of 5.75% or        sales charge     sales charge
   less

o  Deferred        o  Deferred      o  Deferred      o  Except for
   sales charge       sales charge     sales charge     certain
   of 1% on           of 4% on         of 1% on         Employer
   purchases of       shares you       shares you       Sponsored
   $1 million or      sell within      sell within      Retirement
   more sold          the first        12 months        Plans,
   within 18          year,                             deferred
   months             declining to                      sales charge
                      1% within                         of 1% on
                      six years                         shares you
                      and                               sell within
                      eliminated                        18 months
                      after that                        (charged at
                                                        plan level
                                                        based on
                                                        initial
                                                        investment)

o  Lower           o  Higher        o  Higher        o  Higher
   annual             annual           annual           annual
   expenses than      expenses         expenses         expenses than
   Class B, C or      than Class A     than Class A     Class A due
   R due to lower     due to           due to           to higher
   distribution       higher           higher           distribution
   fees               distribution     distribution     fees (lower
                      fees.            fees. No         than Class B
                      Automatic        conversion       and Class C).
                      conversion       to Class A       No conversion
                      to Class A       shares, so       to Class A
                      shares after     annual           shares, so
                      eight years,     expenses do      annual
                      reducing         not decrease.    expenses do
                      future                            not decrease.
                      annual
                      expenses.

SALES CHARGES - CLASS A
                                                            WHICH EQUALS THIS
                            THE SALES CHARGE MAKES UP       % OF YOUR NET
WHEN YOU INVEST THIS AMOUNT THIS % OF THE OFFERING PRICE*   INVESTMENT*
--------------------------------------------------------------------------
Under $50,000                5.75                           6.10
$50,000 but under $100,000   4.50                           4.71
$100,000 but under $250,000  3.50                           3.63
$250,000 but under $500,000  2.50                           2.56
$500,000 but under $1        2.00                           2.04
million

*The dollar amount of the sales charge is the difference between the offering price of the shares purchased (which factors in the applicable sales charge in this table) and the net asset value of those shares. Since the offering price is calculated to two decimal places using standard rounding criteria, the number of shares purchased and the dollar amount of the sales charge as a percentage of the offering price and of your net investment may be higher or lower depending on whether there was a downward or upward rounding.

SALES CHARGE REDUCTIONS AND WAIVERS

[Begin callout]
FRANKLIN TEMPLETON FUNDS include all of the U.S. registered mutual funds of Franklin Templeton Investments, the Franklin Floating Rate Trust and the Franklin Mutual Recovery Fund. They do not include the Franklin Templeton Variable Insurance Products Trust and Templeton Capital Accumulator Fund.
 [End callout]

QUANTITY DISCOUNTS. We offer two ways for you to combine your current purchase of Class A fund shares with other existing Franklin Templeton fund share holdings that might enable you to qualify for a lower sales charge with your current purchase. You can qualify for a lower sales charge when you reach certain "sales charge breakpoints." This Quantity Discount information is also available free of charge at www.franklintempleton.com/ retail/jsp_cm/fund_perf/pub/quantity_discount.jsp. This web page can also be reached at franklintempleton.com by clicking the "Funds & Performance" tab and then choosing "Quantity Discounts."1. CUMULATIVE QUANTITY DISCOUNT - lets you combine certain existing holdings of Franklin Templeton fund shares - referred to as "cumulative quantity discount eligible shares" - with your current purchase of Class A shares to determine if you qualify for a sales charge breakpoint.

Cumulative quantity discount eligible shares are shares:

(i) Registered to (or held for):

o  You, individually;

o  Your spouse or domestic partner, as recognized by applicable state law;


o  You jointly with your spouse or domestic partner;

o You jointly with another unrelated (not a spouse or domestic partner) person if that other person has not included the value of the shares as cumulative quantity discount eligible shares for purposes of that person's separate investments in Franklin Templeton fund shares;

o A trustee/custodian of a Coverdell Education Savings account for which you are the identified responsible person on the records of the "current purchase broker-dealer" (as defined below) or its affiliate;

o A trustee/custodian of your IRA (which includes a Roth IRA and an employer sponsored IRA such as a SIMPLE IRA) or your non-ERISA covered 403(b), if the shares are registered with the Fund (or in the current purchase broker-dealer's brokerage account) under your social security number or the trustee/custodian is providing IRA custody services for clients of the current purchase broker-dealer as an affiliate of, or under contract with, the firm;

o Any entity over which you or your spouse or domestic partner have individual or shared authority, as principal, to buy and sell shares for the account (for example, an UGMA/UTMA for a child on which you or your spouse or domestic partner are the custodian, a trust on which you or your spouse or domestic partner are the trustee, a business account [not to include retirement plans] for your solely owned business (or the solely owned business of your spouse or domestic partner) on which you (or your spouse or domestic partner) are the authorized signer); THAT ARE

(ii) in one or more accounts maintained by the transfer agent for the Franklin Templeton funds on which your "current purchase broker-dealer" (as defined below) is the broker-dealer of record or one or more brokerage accounts maintained with your "current purchase broker-dealer." Your current purchase broker-dealer is the broker-dealer (financial advisor) for the Fund account (or brokerage account) that will hold the shares from your current purchase. If you do not select a broker-dealer (financial advisor) for your current purchase, we will consider the distributor of the Fund's shares to be your current purchase broker-dealer for purposes of identifying cumulative quantity discount eligible shares that might be combined with your current purchase.

If you believe there are cumulative quantity discount eligible shares that can be combined with your current purchase to achieve a sales charge breakpoint, you must, at the time of your purchase (including at the time of any future purchase) specifically identify those shares to your current purchase broker-dealer.

The value of cumulative quantity discount eligible shares equals the cost or current value of those shares, whichever is higher. The current value of shares is determined by multiplying the number of shares by their highest current public offering price. You should retain any records necessary to substantiate historical share costs because your current purchase broker-dealer may not have or maintain this information.

If there are cumulative quantity discount eligible shares that would qualify for combining with your current purchase and you do not tell your current purchase broker-dealer at the time of your current purchase or any future purchase, you may not receive the benefit of a reduced sales charge that might otherwise be available.

Franklin Templeton fund shares held as follows cannot be combined with your current purchase for purposes of the Cumulative Quantity Discount:

o Shares held indirectly through financial intermediaries other than your current purchase broker-dealer (for example, shares held in a different broker-dealer's brokerage account or with a bank, an insurance company separate account or an investment advisor);

o Shares held through an administrator or trustee/custodian of an Employer Sponsored Retirement Plan (for example a 401(k) plan);

o  Shares held in a 529 college savings plan; and

o Shares held directly in a Franklin Templeton fund account on which the broker-dealer (financial advisor) of record is different than your current purchase broker-dealer.

Franklin Templeton fund assets held in multiple Employer Sponsored Retirement Plans may be combined in order to qualify for sales charge breakpoints at the plan level if the plans are sponsored by the same employer.

2. LETTER OF INTENT (LOI) - expresses your intent to buy a stated dollar amount of "cumulative quantity discount eligible shares" (as defined in the "Cumulative Quantity Discount" section above) over a 13-month period and lets you receive the same sales charge as if all shares had been purchased at one time. We will reserve 5% of your total intended purchase in Class A shares registered in your name until you fulfill your LOI to cover any additional sales charge that may apply if you do not buy the amount stated in your LOI. Please refer to the SAI for more LOI details.

To sign up for these programs, complete the appropriate section of your account application.

SALES CHARGE WAIVERS. Class A shares may be purchased without an initial sales charge or CDSC by certain investors or for certain payments. If you would like information about available sales charge waivers, call your investment representative or call Shareholder Services at 1-800/632-2301. A list of available sales charge waivers also may be found in the SAI.

INVESTMENTS OF $1 MILLION OR MORE

If you invest $1 million or more, either as a lump sum or through our cumulative quantity discount or letter of intent programs, you can buy Class A shares without an initial sales charge. However, there is a 1% contingent deferred sales charge (CDSC) on any shares you sell within 18 months of purchase. The way we calculate the CDSC is the same for each class (please see page 32).

DISTRIBUTION AND SERVICE (12B-1) FEES

Class A has a distribution plan, sometimes known as a Rule 12b-1 plan, that allows the Fund to pay distribution fees of up to 0.25% per year to those who sell and distribute Class A shares and provide other services to shareholders. Because these fees are paid out of Class A's assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

SALES CHARGES - CLASS B

IF YOU SELL YOUR SHARES
WITHIN THIS MANY YEARS AFTER    THIS % IS DEDUCTED
BUYING THEM                     FROM YOUR PROCEEDS
                                AS A CDSC
------------------------------------------------------
1 Year                          4
2 Years                         4
3 Years                         3
4 Years                         3
5 Years                         2
6 Years                         1
7 Years                         0

With Class B shares, there is no initial sales charge. However, there is a CDSC if you sell your shares within six years, as described in the table above. The way we calculate the CDSC is the same for each class (please see page 32). After eight years, your Class B shares automatically convert to Class A shares, lowering your annual expenses from that time on.

MAXIMUM PURCHASE AMOUNT

The maximum amount you may invest in Class B shares with any single purchase request is $99,999. A purchase request of $100,000 or more will be rejected since a reduced sales charge is available on Class A share purchases and Class A's annual expenses are lower. Investors considering cumulative purchases over $100,000 should consider whether Class A shares would be more advantageous and consult with their financial advisor.

RETIREMENT PLANS

Class B shares are not available to Employer Sponsored Retirement Plans.

DISTRIBUTION AND SERVICE (12B-1) FEES

Class B has a distribution plan, sometimes known as a Rule 12b-1 plan, that allows the Fund to pay distribution and other fees of up to 1% per year for the sale of Class B shares and for services provided to shareholders. Because these fees are paid out of Class B's assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

SALES CHARGES - CLASS C

With Class C shares, there is no initial sales charge.

WE PLACE ANY INVESTMENT OF $1 MILLION OR MORE IN CLASS A SHARES, SINCE CLASS A'S ANNUAL EXPENSES ARE LOWER.

CDSC

There is a 1% contingent deferred sales charge (CDSC) on any Class C shares you sell within 12 months of purchase. The way we calculate the CDSC is the same for each class (please see page 32).

DISTRIBUTION AND SERVICE (12B-1) FEES

Class C has a distribution plan, sometimes known as a Rule 12b-1 plan, that allows the Fund to pay distribution and other fees of up to 1% per year for the sale of Class C shares and for services provided to shareholders. Because these fees are paid out of Class C's assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

SALES CHARGES - CLASS R

With Class R shares, there is no initial sales charge.

RETIREMENT PLANS

Class R shares are available to the following investors:

o  Employer Sponsored Retirement Plans

o Any trust or plan established as part of a qualified tuition program under Section 529 of the Internal Revenue Code

o Health Reimbursement Accounts and Health Savings Accounts, either as a direct investment or as a separate or managed account.

A "Qualified Retirement Plan" is an employer sponsored pension or profit sharing plan that qualifies under section 401(a) of the Internal Revenue Code, including 401(k), money purchase pension, profit sharing and defined benefit plans.

An "Employer Sponsored Retirement Plan" is a Qualified Retirement Plan, ERISA covered 403(b) and certain non-qualified deferred compensation arrangements that operate in a similar manner to a Qualified Retirement Plan, such as 457 plans and executive deferred compensation arrangements, but not including employer sponsored IRAs.

A "DCS Plan" is an Employer Sponsored Retirement Plan that (i) has contracted for current participant level record keeping with the Defined Contribution Services (DCS) division of Franklin Templeton Investor Services; or (ii) is receiving current DCS services by contracting with the entity identified in DCS promotional material for participant level record keeping related to those DCS services.

MAXIMUM PURCHASE AMOUNT

The maximum lump sum amount you may invest in Class R share IRA Rollovers is $999,999. We place any investment of $1 million or more in Class A shares since Class A's annual expenses are lower. There is no maximum purchase amount for Qualified plans.

CDSC

Except for Employer Sponsored Retirement Plans that (i) are DCS Plans; (ii) have contracted with an affiliate of Distributors for plan trustee services; or (iii) first purchase fund shares after January 1, 2003, there is a 1% contingent deferred sales charge (CDSC) on any Class R shares sold within 18 months of purchase. The CDSC is applied at the plan level based on initial investment for Employer Sponsored Retirement Plans. The way we calculate the CDSC is the same for each class (please see page 32).

DISTRIBUTION AND SERVICE (12B-1) FEES

Class R has a distribution plan, sometimes known as a Rule 12b-1 plan, that allows the Fund to pay distribution and other fees of up to 0.50% per year for the sale of Class R shares and for services provided to shareholders. Because these fees are paid out of Class R's assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

CONTINGENT DEFERRED SALES CHARGE (CDSC) - CLASS A, B, C & R

The CDSC for each class is based on the current value of the shares being sold or their net asset value when purchased, whichever is less. There is no CDSC on shares you acquire by reinvesting your dividends or capital gain distributions.

[Begin callout]
The HOLDING PERIOD FOR THE CDSC begins on the day you buy your shares. Your shares will age one month on that same date the next month and each following month.

For example, if you buy shares on the 18th of the month, they will age one month on the 18th day of the next month and each following month.
[End callout]

To keep your CDSC as low as possible, each time you place a request to sell shares we will first sell any shares in your account that are not subject to a CDSC. If there are not enough of these to meet your request, we will sell the shares in the order they were purchased. We will use this same method if you exchange your shares into another Franklin Templeton fund (please see page 45 for exchange information).

REINSTATEMENT PRIVILEGE

If you sell shares of a Franklin Templeton fund, you may reinvest some or all of the proceeds within 365 days of the sale without an initial sales charge. The proceeds must be reinvested within the same share class, except proceeds will be reinvested in Class A shares if the proceeds are: (1) from the sale of Class B shares; or (2) from the sale of Class C or R shares held of record at the time of sale in an account without an identified investment representative (excepting R shares sold by an Employer Sponsored Retirement
Plan).

If you paid a CDSC when you sold your Class A, C or R shares, we will credit back to you the CDSC paid on the amount you are reinvesting within 365 days of the sale by adding it to the amount of your reinvestment (for example, if you are reinvesting $10,000 within 365 days of an earlier $10,000 sale on which you paid a $100 CDSC, the amount of your reinvestment will equal $10,100). The new shares issued with your reinvestment WILL BE subject to any otherwise applicable CDSC. If, however, you (excepting Employer Sponsored Retirement Plans) paid a CDSC when you sold (1) Class B shares; or (2) Class C or R shares held of record at the time of sale in an account without an identified investment representative and reinvest the proceeds from that sale in Class A shares within 365 days of the sale, you will not be credited with any CDSC paid at the time of sale. In this case, the new Class A shares issued with your reinvestment WILL NOT BE subject to any otherwise applicable CDSC.

Proceeds immediately placed in a Franklin Bank Certificate of Deposit (CD) also may be reinvested without an initial sales charge if you reinvest them within 365 days (90 days, effective February 1, 2005) from the date the CD matures, including any rollover.

This privilege does not apply to shares you buy and sell under our exchange program. Shares purchased with the proceeds from a money fund may be subject to a sales charge.

EFFECTIVE FEBRUARY 1, 2005, THE FIRST AND SECOND PARAGRAPHS ABOVE ARE REPLACED WITH THE FOLLOWING:

If you sell shares of a Franklin Templeton fund that were held indirectly for your benefit in an account with your investment representative's firm or your bank's trust department or that were registered to you directly by the Fund's transfer agent (or, to an affiliated custodian or trustee of the Fund's transfer agent), you may reinvest all or a portion of the proceeds from that sale within 90 days of the sale without an initial sales charge. This Reinstatement Privilege does not apply to: (i) a purchase of Fund shares made through a regularly scheduled automatic investment plan such as a purchase by a regularly scheduled payroll deduction or transfer from a bank account, or
(ii) a purchase of Fund shares with proceeds from the sale of Franklin Templeton fund shares that were held indirectly through an Employer Sponsored Retirement Plan that is not a DCS Plan or a non-Franklin Templeton individual or employer sponsored IRA.

In order to take advantage of this Reinstatement Privilege, you must inform your investment representative or the Fund's transfer agent of this privilege at the time of your investment. The proceeds from the earlier sale must also be invested within the same share class as that of the sold shares, except proceeds from the sale of Class B shares, Class C shares or Class R shares will be reinvested in Class A shares if at the time of investment you have not appointed an investment representative (financial advisor) of record for the Fund account(s) in which the purchased shares will be held. Proceeds from the earlier sale of Class Z shares may also be invested in Class A shares under this Reinstatement Privilege.

If you paid a CDSC when you sold your Class A, C or R shares, we will credit back to you the CDSC paid on the amount you are reinvesting within 90 days of the sale by adding it to the amount of your reinvestment (for example, if you are reinvesting $10,000 within 90 days of an earlier $10,000 sale on which you paid a $100 CDSC, the amount of your reinvestment will equal $10,100). The new shares issued with your reinvestment WILL BE subject to any otherwise applicable CDSC. If, however, you (excepting Employer Sponsored Retirement Plans) paid a CDSC when you sold (1) Class B; or (2) Class C or R shares held at the time of sale in a Franklin Templeton fund account without an investment representative (financial advisor) appointed by you and invest the proceeds from that sale in Class A shares within 90 days of the sale, you will not be credited with any CDSC paid at the time of sale. In this case, the new Class A shares issued with your reinvestment WILL NOT BE subject to any otherwise applicable CDSC.

BUYING SHARES

MINIMUM INVESTMENTS
-----------------------------------------------------
                                        INITIAL
-----------------------------------------------------
Regular accounts                        $1,000
-----------------------------------------------------
Automatic investment plans              $50
-----------------------------------------------------
UGMA/UTMA accounts                      $100
-----------------------------------------------------
Employer Sponsored Retirement Plans     no minimum
-----------------------------------------------------
IRAs, IRA rollovers, Coverdell
Education Savings Plans or Roth IRAs    $250
-----------------------------------------------------
Broker-dealer sponsored wrap account
programs                                $250
-----------------------------------------------------
Current and former full-time            $100
employees, officers, trustees and
directors of Franklin Templeton
entities, and their family members
-----------------------------------------------------

 PLEASE NOTE THAT YOU MAY ONLY BUY SHARES OF A FUND ELIGIBLE FOR SALE IN YOUR
                            STATE OR JURISDICTION.

ACCOUNT APPLICATION

If you are opening a new account, please complete and sign the enclosed account application. Make sure you indicate the share class you have chosen. If you do not indicate a class, we will place your purchase in Class A shares. To save time, you can sign up now for services you may want on your account by completing the appropriate sections of the application (see "Investor Services" on page 38). For example, if you would like to link one of your bank accounts to your Fund account so that you may use electronic funds transfer to and from your bank account to buy and sell shares, please complete the bank information section of the application. We will keep your bank information on file for future purchases and redemptions. We do not accept cash, credit card convenience checks, non-bank money orders or travelers checks as forms of payment to purchase shares.


BUYING SHARES
----------------------------------------------------------------------
                     OPENING AN ACCOUNT      ADDING TO AN ACCOUNT
----------------------------------------------------------------------
THROUGH YOUR         Contact your            Contact your investment
INVESTMENT           investment              representative
REPRESENTATIVE       representative
----------------------------------------------------------------------
                     If you have another     Before requesting a
BY PHONE/ONLINE      Franklin Templeton      telephone or online
                     fund account with your  purchase into an
(Up to $100,000 per  bank account            existing account,
shareholder per day) information on file,    please make sure we
                     you may open a new      have your bank account
1-800/632-2301       account by phone. At    information on file. If
                     this time, a new        we do not have this
franklintempleton.   account may not be      information, you will
com                  opened online.          need to send written
Note: (1) certain                            instructions with your
account types are    To make a same day      bank's name and address
not available for    investment, your phone  and a voided check or
online account       order must be received  savings account deposit
access and (2) the   and accepted by us by   slip. If the bank and
amount may be        1:00 p.m. Pacific time  Fund accounts do not
higher for members   or the close of the     have at least one
of the Valued        New York Stock          common owner, your
Investor Program.    Exchange, whichever is  written request must be
Please see page 41   earlier.                signed by ALL fund AND
for more                                     bank account owners,
information                                  and each individual
regarding                                    must have his or her
eligibility.                                 signature guaranteed.

                                             To make a same day
                                             investment, your phone
                                             or online order must be
                                             received and accepted
                                             by us by 1:00 p.m.
                                             Pacific time or the
                                             close of the New York
                                             Stock Exchange,
                                             whichever is earlier.

----------------------------------------------------------------------
                     Make your check         Make your check payable
BY MAIL              payable to Templeton    to Templeton Growth
                     Growth Fund, Inc.       Fund, Inc. Include your
                                             account number on the
                     Mail the check and      check.
                     your signed
                     application to          Fill out the deposit
                     Investor Services.      slip from your account
                                             statement. If you do
                                             not have a slip,
                                             include a note with
                                             your name, the Fund
                                             name, and your  account
                                             number.

                                             Mail the check and
                                             deposit slip or note to
                                             Investor Services.
----------------------------------------------------------------------
                     Call to receive a wire  Call to receive a wire
BY WIRE              control number and      control number and wire
                     wire instructions.      instructions.
1-800/632-2301
(or 1-650/312-2000   Wire the funds and      To make a same day wire
collect)             mail your signed        investment, the wired
                     application to          funds must be received
                     Investor Services.      and accepted by us by
                     Please include the      1:00 p.m. Pacific time
                     wire control number or  or the close of the New
                     your new account        York Stock Exchange,
                     number on the           whichever is earlier.
                     application.

                     To make a same day
                     wire investment, the
                     wired funds must be
                     received and accepted
                     by us by 1:00 p.m.
                     Pacific time or the
                     close of the New York
                     Stock Exchange,
                     whichever is earlier.
----------------------------------------------------------------------
                     Call Shareholder        Call Shareholder
BY EXCHANGE          Services at             Services at
                     1-800/632-2301, or      1-800/632-2301, or send
                     send signed written     signed written
franklintempleton.   instructions.   You     instructions. You also
com                  also may place an       may place an online
                     online exchange order.  exchange order.
                     The automated
                     telephone system        (Please see page 45 for
                     cannot be used to open  information on
                     a new account.          exchanges.)

                     (Please see page 45
                     for information on
                     exchanges.)
----------------------------------------------------------------------

             FRANKLIN TEMPLETON INVESTOR SERVICES P.O. BOX 33030,
                         ST. PETERSBURG, FL 33733-8030
                        CALL TOLL-FREE: 1-800/632-2301
         (MONDAY THROUGH FRIDAY 5:30 A.M. TO 5:00 P.M., PACIFIC TIME)
  OR VISIT US ONLINE 24 HOURS A DAY, 7 DAYS A WEEK, AT FRANKLINTEMPLETON.COM

INVESTOR SERVICES

AUTOMATIC INVESTMENT PLAN

This plan offers a convenient way for you to invest in the Fund by automatically transferring money from your checking or savings account each month to buy shares. To sign up, visit us online at franklintempleton.com or complete the appropriate section of your account application and mail it to Investor Services. If you are opening a new account, please include the minimum initial investment (please see page 35) with your application.

AUTOMATIC PAYROLL DEDUCTION

You may invest in the Fund automatically by transferring money from your paycheck to the Fund by electronic funds transfer. If you are interested, indicate on your application that you would like to receive an Automatic Payroll Deduction Program kit.

AUTOMATED TELEPHONE SYSTEM

Our automated system offers around-the-clock access to information about your account or any Franklin Templeton fund. This service is available by dialing any of the following numbers from a touch-tone phone:

Shareholder Services           1-800/632-2301
Advisor Services               1-800/524-4040
Retirement Services            1-800/527-2020

DISTRIBUTION OPTIONS

You may reinvest distributions you receive from the Fund in an existing account in the same share class* of the Fund or another Franklin Templeton fund. Initial sales charges and CDSCs will not apply if you reinvest your distributions within 365 days (90 days, effective February 1, 2005). You also can have your distributions deposited in a bank account, or mailed by check. Deposits to a bank account may be made by electronic funds transfer.

[Begin callout]
For retirement plans for which Franklin Templeton Bank & Trust is the trustee or custodian, special forms may be needed to receive distributions in cash. Please call 1-800/527-2020 for information.
[End callout]

Please indicate on your application the distribution option you have chosen, otherwise we will reinvest your distributions in the same share class of the Fund.

*Class B and C shareholders may reinvest their distributions in Class A shares of any Franklin Templeton money fund. DCS Plans may direct distributions to Class A shares if Class R shares are not offered by that fund.

RETIREMENT PLANS

Franklin Templeton Investments offers a variety of retirement plans for individuals and businesses. These plans require separate applications and their policies and procedures may be different than those described in this prospectus. For more information, including a free retirement plan brochure or application, please call Retirement Services at 1-800/527-2020.

TELEPHONE/ONLINE PRIVILEGES

You will automatically receive telephone/online privileges when you open your account, allowing you to obtain or view your account information, and conduct a number of transactions by phone or online, including: buy, sell, or exchange shares of most funds; use electronic funds transfer to buy or sell shares of most funds; change your address; and, add or change account services (including distribution options, systematic withdrawal plans and automatic investment plans).

To view your account information or request online transactions, you will first need to register for these services at the shareholder section of our website at franklintempleton.com. You will be asked to accept the terms of an online agreement(s) and establish a password for online services. If you are registered for online services, you may enroll online in Franklin Templeton's electronic delivery program for your shareholder documents. This will allow you to receive electronic delivery (through our website) of most funds' prospectuses, annual/semiannual reports to shareholders, and proxy statements, as well as your account(s) statements and trade confirmations, and discontinue receiving your paper copies through the U.S. mail. Using our shareholder website means you are consenting to sending and receiving personal financial information over the Internet, so you should be sure you are comfortable with the risks.

As long as we follow reasonable security procedures and act on instructions we reasonably believe are genuine, we will not be responsible for any losses that may occur from unauthorized requests. We will request passwords or other information, and also may record calls. To help safeguard your account, keep your password confidential, and verify the accuracy of your confirmation statements immediately after you receive them. Contact us immediately if you believe someone has obtained unauthorized access to your account or password. For transactions done over the Internet, we recommend the use of an Internet browser with 128-bit encryption. Certain methods of contacting us (such as by phone or by Internet) may be unavailable or delayed during periods of unusual market activity. OF COURSE, YOU CAN DECLINE TELEPHONE BUY, SELL, OR EXCHANGE PRIVILEGES ON YOUR ACCOUNT APPLICATION, OR CHOOSE NOT TO REGISTER FOR ONLINE PRIVILEGES. IF YOU HAVE TELEPHONE/ONLINE PRIVILEGES ON YOUR ACCOUNT AND WANT TO DISCONTINUE THEM, PLEASE CONTACT US FOR INSTRUCTIONS. You may reinstate these privileges at any time in writing, including online registration with respect to online privileges.

NOTE: We discourage you from including confidential or sensitive information in any Internet communication to us. If you do choose to send email (encrypted or not) to us over the Internet, you are accepting the associated risks of lack of confidentiality.

SYSTEMATIC WITHDRAWAL PLAN

This plan allows you to automatically sell your shares and receive regular payments from your account. A CDSC may apply to withdrawals that exceed certain amounts. Certain terms and minimums apply. To sign up, visit us online at franklintempleton.com or complete the appropriate section of your application.

VALUED INVESTOR PROGRAM

You may be eligible for the Valued Investor Program (VIP) if you are currently eligible for the $250,000 sales charge breakpoint based solely on shares registered directly with the Franklin Templeton funds' transfer agent and excluding shares held indirectly through brokerage accounts. Franklin Templeton VIP shareholders enjoy enhanced service and transaction capabilities. Please contact Shareholder Services at 1-800/632-2301 for additional information on this program.

SELLING SHARES

You can sell your shares at any time. Please keep in mind that a contingent deferred sales charge (CDSC) may apply.

SELLING SHARES IN WRITING

Generally, requests to sell $100,000 or less can be made over the phone, online, or with a simple letter. Sometimes, however, to protect you and the Fund we will need written instructions signed by all registered owners, with a signature guarantee for each owner, if:

[Begin callout]
A SIGNATURE GUARANTEE helps protect your account against fraud.
You can obtain a signature guarantee at most banks and securities dealers.

A notary public CANNOT provide a signature guarantee.
[End callout]

o  you are selling more than $100,000 worth of shares
o  you want your proceeds paid to someone who is not a registered owner
o you want to send your proceeds somewhere other than the address of record, or preauthorized bank or brokerage firm account

We also may require a signature guarantee on instructions we receive from an agent, not the registered owners, or when we believe it would protect the Fund against potential claims based on the instructions received.

The amount may be higher for members of the Valued Investor Program. Please see page 41 for more information regarding eligibility.

SELLING RECENTLY PURCHASED SHARES

If you sell shares recently purchased, we may delay sending you the proceeds until your check, draft or wire/electronic funds transfer has cleared, which may take seven business days or more.

REDEMPTION PROCEEDS

Your redemption check will be sent within seven days after we receive your request in proper form. We are not able to receive or pay out cash in the form of currency. Redemption proceeds may be delayed if we have not yet received your signed account application.

RETIREMENT PLANS

You may need to complete additional forms to sell shares in a Franklin Templeton Bank & Trust retirement plan. For participants under age 591/2, tax penalties may apply. Call Retirement Services at 1-800/527-2020 for details.

SELLING SHARES
---------------------------------------------------------------
                      TO SELL SOME OR ALL OF YOUR SHARES
---------------------------------------------------------------
THROUGH YOUR          Contact your investment representative
INVESTMENT
REPRESENTATIVE
---------------------------------------------------------------
                      Send written instructions and endorsed
                      share certificates (if you hold share
BY MAIL               certificates) to Investor Services.
                      Corporate, partnership or trust
                      accounts may need to send additional
                      documents.

                      Specify the Fund, the account number
                      and the dollar value or number of
                      shares you wish to sell. If you own
                      both Class A and B shares, also specify
                      the class of shares, otherwise we will
                      sell your Class A shares first. Be sure
                      to include all necessary signatures and
                      any additional documents, as well as
                      signature guarantees if required.

                      A check will be mailed to the name(s)
                      and address on the account, or
                      otherwise according to your written
                      instructions.
---------------------------------------------------------------
                      As long as your transaction is for
BY PHONE/ONLINE       $100,000 or less, you do not hold share
                      certificates and you have not changed
1-800/632-2301        your address by phone or online within
                      the last 15 days, you can sell your
franklintempleton.com shares by phone or online. The amount
                      may be higher for members of the Valued
                      Investor Program.  Please see page 41
                      for more information regarding
                      eligibility.

                      A check will be mailed to the name(s)
                      and address on the account. Written
                      instructions, with a signature
                      guarantee, are required to send the
                      check to another address or to make it
                      payable to another person.
---------------------------------------------------------------
                      You can call, write, or visit us online
                      to have redemption proceeds sent to a
BY ELECTRONIC FUNDS   bank account. See the policies at left
TRANSFER (ACH)        for selling shares by mail, phone, or
                      online.

                      Before requesting to have redemption
                      proceeds sent to a bank account, please
                      make sure we have your bank account
                      information on file. If we do not have
                      this information, you will need to send
                      written instructions with your bank's
                      name and a voided check or savings
                      account deposit slip. If the bank and
                      Fund accounts do not have at least one
                      common owner, you must provide written
                      instructions signed by ALL fund AND
                      bank account owners, and each
                      individual must have his or her
                      signature guaranteed.

                      If we receive your request in proper
                      form by 1:00 p.m. Pacific time,
                      proceeds sent by ACH generally will be
                      available within two to three business
                      days.
---------------------------------------------------------------
                      Obtain a current prospectus for the
BY EXCHANGE           fund you are considering.  Prospectuses
                      are available online at
                      franklintempleton.com.

                      Call Shareholder Services at the number
                      below or send signed written
                      instructions. You also may place an
                      exchange order online.  See the
                      policies at left for selling shares by
                      mail, phone, or online.

                      If you hold share certificates, you
                      will need to return them to the Fund
                      before your exchange can be processed.
---------------------------------------------------------------

             FRANKLIN TEMPLETON INVESTOR SERVICES P.O. BOX 33030,
                         ST. PETERSBURG, FL 33733-8030
                        CALL TOLL-FREE: 1-800/632-2301
         (MONDAY THROUGH FRIDAY 5:30 A.M. TO 5:00 P.M., PACIFIC TIME)
  OR VISIT US ONLINE 24 HOURS A DAY, 7 DAYS A WEEK, AT FRANKLINTEMPLETON.COM

EXCHANGING SHARES

EXCHANGE PRIVILEGE

You can exchange shares between most Franklin Templeton funds within the same class*, generally without paying any additional sales charges. If you exchange shares held for less than six months, however, you may be charged the difference between the initial sales charge of the two funds if the difference is more than 0.25%. If you exchange shares from a money fund or another fund that does not have a sales charge, a sales charge may apply no matter how long you have held the shares.

[Begin callout]
An EXCHANGE is really two transactions: a sale of one fund and the purchase of another. In general, the same policies that apply to purchases and sales apply to exchanges, including minimum investment amounts. Exchanges also have the same tax consequences as ordinary sales and purchases.
[End callout]

Generally exchanges may only be made between identically registered accounts, unless you send written instructions with a signature guarantee. Any CDSC will continue to be calculated from the date of your initial investment and will not be charged at the time of the exchange. The purchase price for determining a CDSC on exchanged shares will be the price you paid for the original shares. If you exchange shares subject to a CDSC into a Class A money fund, the time your shares are held in the money fund will not count towards the CDSC holding period.

If you exchange your Class B shares for the same class of shares of another Franklin Templeton fund, the time your shares are held in that fund will count towards the eight-year period for automatic conversion to Class A shares.

DCS Plans may exchange Class R shares for Class A shares of another Franklin Templeton fund if that fund does not offer Class R shares.

*Class Z shareholders of Franklin Mutual Series Fund Inc. may exchange into Class A without any sales charge.

REJECTED EXCHANGES. If the Fund rejects an exchange request involving the sale of Fund shares, the rejected exchange request will also mean rejection of the request to purchase shares of another fund with the proceeds of the sale. Of course, you may generally redeem shares of the Fund at any time.

EXCHANGES THROUGH FINANCIAL INTERMEDIARIES. If you are investing indirectly in the Fund through a financial intermediary such as a broker-dealer, a bank, an insurance company separate account, an investment advisor, an administrator or trustee of an IRS recognized tax-deferred savings plan such as a 401(k) retirement plan and a 529 college savings plan that maintains a master account (an Omnibus Account) with the Fund for trading on behalf of its customers, different exchange and/or transfer limit guidelines and restrictions may apply. The financial intermediary through whom you are investing may choose to adopt different trading restrictions designed to discourage short-term or excessive trading. Consult with your financial intermediary (or, in the case of a 401(k) retirement plan, your plan sponsor) to determine what trading restrictions, including exchange/transfer limitations, may be applicable to you.

FUND EXCHANGE PRIVILEGE CHANGES/WAIVER. The Fund may terminate or modify (temporarily or permanently) this exchange privilege in the future. You will receive 60 days' notice of any material changes, unless otherwise provided by law.

OTHER FUNDS' EXCHANGE PRIVILEGES. If there is a conflict between the exchange privileges of two funds involved in an exchange transaction, the stricter policy will apply to the transaction. Other Franklin Templeton funds may have different exchange restrictions. Check each fund's prospectus for details.

MARKET TIMING TRADING POLICY

MARKET TIMING GENERALLY. The Fund discourages short-term or excessive trading, often referred to as "market timing," and intends to seek to restrict or reject such trading or take other action, as described below, if in the judgment of the Fund manager or transfer agent such trading may interfere with the efficient management of the Fund's portfolio, may materially increase the Fund's transaction costs, administrative costs or taxes, or may otherwise be detrimental to the interests of the Fund and its shareholders.

MARKET TIMING CONSEQUENCES. If information regarding your trading activity in this Fund or in any other Franklin Templeton fund or non-Franklin Templeton fund is brought to the attention of the Fund's manager or the Fund's transfer agent and based on that information the Fund or its agents in their sole discretion conclude that your trading may be detrimental to the Fund as described in this Market Timing Trading Policy, the Fund may temporarily or permanently bar your future purchases into the Fund or, alternatively, may limit the amount, number or frequency of any future purchases and/or the method by which you may request future purchases and redemptions (including purchases and/or redemptions by an exchange or transfer between the Fund and any other mutual fund).

In considering an investor's trading activity, the Fund may consider, among other factors, the investor's trading history both directly and, if known, through financial intermediaries, in the Fund, in other Franklin Templeton funds, in non-Franklin Templeton mutual funds, or in accounts under common control or ownership.

MARKET TIMING THROUGH FINANCIAL INTERMEDIARIES. You are an investor subject to this policy whether you are a direct shareholder of the Fund or you are investing indirectly in the Fund through a financial intermediary such as a broker-dealer, a bank, an insurance company separate account, an investment advisor, an administrator or trustee of an IRS recognized tax-deferred savings plan such as a 401(k) retirement plan and a 529 college savings plan that maintains an Omnibus Account with the Fund for trading on behalf of its customers.

While the Fund will encourage financial intermediaries to apply the Fund's market timing trading policy to their customers who invest indirectly in the Fund, the Fund is limited in its ability to monitor the trading activity or enforce the Fund's market timing trading policy with respect to customers of financial intermediaries. For example, should it occur, the Fund may not be able to detect market timing that may be facilitated by financial intermediaries or made difficult to identify in the Omnibus Accounts used by those intermediaries for aggregated purchases, exchanges and redemptions on behalf of all their customers. More specifically, unless the financial intermediaries have the ability to apply the Fund's market timing trading policy to their customers (for example, participants in a 401(k) retirement plan) through such methods as implementing short-term trading limitations or restrictions, assessing the Fund's redemption fee and monitoring trading activity for what might be market timing, the Fund may not be able to determine whether trading by customers of financial intermediaries is contrary to the Fund's market timing trading policy.

RISKS FROM MARKET TIMERS. Depending on various factors, including the size of the Fund, the amount of assets the portfolio manager typically maintains in cash or cash equivalents and the dollar amount and number and frequency of trades, short-term or excessive trading may interfere with the efficient management of the Fund's portfolio, increase the Fund's transaction costs, administrative costs and taxes and/or impact Fund performance.

In addition, if the nature of the Fund's portfolio holdings expose the Fund to investors who engage in the type of market timing trading that seeks to take advantage of possible delays between the change in the value of a mutual fund's portfolio holdings and the reflection of the change in the net asset value of the fund's shares, sometimes referred to as "arbitrage market timing," there is the possibility that such trading, under certain circumstances, may dilute the value of Fund shares if redeeming shareholders receive proceeds (and buying shareholders receive shares) based upon net asset values which do not reflect appropriate fair value prices. Arbitrage market timers may seek to exploit possible delays between the change in the value of a mutual fund's portfolio holdings and the net asset value of the fund's shares in funds that hold significant investments in foreign securities because certain foreign markets close several hours ahead of the U.S. markets, and in funds that hold significant investments in small-cap securities, high-yield (junk) bonds and other types of investments which may not be frequently traded.

The Fund is currently using several methods to reduce the risk of market timing. These methods include:

o committing staff to selectively review on a continuing basis recent trading activity in order to identify trading activity that may be contrary to this market timing trading policy; and

o  assessing a redemption fee for short-term trading

Though these methods involve judgments that are inherently subjective and involve some selectivity in their application, the Fund seeks to make judgments and applications that are consistent with the interests of the Fund's shareholders. There is no assurance that the Fund or its agents will gain access to any or all information necessary to detect market timing in Omnibus Accounts. While the Fund will seek to take actions (directly and with the assistance of financial intermediaries) that will detect market timing, the Fund cannot represent that such trading activity can be completely eliminated.

REVOCATION OF MARKET TIMING TRADES. Transactions placed in violation of the Fund's market timing trading policy are not necessarily deemed accepted by the Fund and may be cancelled or revoked by the Fund on the next business day following receipt by the Fund.

REDEMPTION FEE

REDEMPTION FEE ASSESSMENT. A short-term trading redemption fee may be assessed on any Fund shares in a Fund account that are sold (by redemption, whether voluntary or involuntary, or exchange) within seven (7) calendar days following their purchase date. This redemption fee will equal 2% of the amount redeemed (using standard rounding criteria) and shares held the longest will be treated as being redeemed first and shares held shortest as being redeemed last. The redemption fee may be collected by deduction from the redemption proceeds or, if assessed after the redemption transaction, by billing you.

This redemption fee is imposed to discourage short-term trading and is paid to the Fund to help offset any cost associated with such short-term trading. This redemption fee is not intended to accommodate short-term trading and the Fund will monitor the assessment of redemption fees against your account. Based on the frequency of redemption fees assessed against your account in the Fund and/or in your other Franklin Templeton fund accounts, the Fund manager or transfer agent may in its sole discretion determine that your trading activity may be detrimental to the Fund as described in the Fund's "Market Timing Trading Policy" section and elect to (i) reject or limit the amount, number, frequency or method for requesting future purchases into the Fund and/or (ii) reject or limit the amount, number, frequency or method for requesting future exchanges or redemptions out of the Fund.

REDEMPTIONS THROUGH FINANCIAL INTERMEDIARIES. You are an investor subject to this 2% short-term trading redemption fee whether you are a direct shareholder of the Fund or you are investing indirectly in the Fund through a financial intermediary such as a broker-dealer, a bank, an insurance company separate account, an investment advisor, an administrator or trustee of an IRS recognized tax-deferred savings plan such as a 401(k) retirement plan and a 529 college savings plan that maintains an Omnibus Account with the Fund for trading on behalf of its customers. Currently, only certain intermediaries have the ability to collect the Fund's redemption fee on the Fund's behalf from their customers' accounts. Even in the case of these intermediaries who are collecting the redemption fee, due to policy, operational and/or systems' requirements and limitations, these intermediaries may use criteria and methods for tracking, applying and/or calculating the fee that may differ in some respects from that of the Fund. The Fund will continue to encourage all financial intermediaries to develop the capability to begin assessing the redemption fee from their customers who invest in the Fund. If you are investing in Fund shares through a financial intermediary, you should contact your financial intermediary (or, in the case of a 401(k) retirement plan, your plan sponsor) for more information on any differences in how the redemption fee is applied to your investments in the Fund.

WAIVER/EXCEPTIONS/CHANGES. The Fund reserves the right to waive the redemption fee at its discretion if the Fund's transfer agent believes such waiver is consistent with the best interests of the Fund and to the extent permitted or required by applicable law. The Fund's transfer agent may also, at its discretion and upon receipt of shareholder's written request, waive the redemption fee because of a bona fide and unanticipated financial emergency. The redemption fee does not apply to redemptions by other mutual funds, Omnibus Account owners and certain comprehensive fee programs where investment instructions are given at the firm level of Fund approved broker-dealers on behalf of their clients invested in Franklin Templeton funds. In addition, the Fund reserves the right to modify or eliminate the redemption fee or waivers at any time. You will receive 60 days' notice of any material changes, unless otherwise provided by law.

LIMITATIONS ON COLLECTION. Currently, the Fund is very limited in its ability to ensure that the redemption fee is assessed by financial intermediaries on behalf of their customers. For example, where a financial intermediary is not able to determine if the redemption fee applies and/or is not able to assess or collect the fee, or omits to collect the fee at the time of a redemption, the Fund will not receive the redemption fees.
Further, if Fund shares are redeemed by a financial intermediary at the direction of its customer(s), the Fund may not know: (1) whether a redemption fee is applicable; and/or (2) the identity of the customer who should pay the redemption fee.

INVOLUNTARY REDEMPTIONS

The Fund reserves the right to close your account if the account value falls below the Fund's minimum account level, or you are deemed to engage in activities that are illegal (such as late trading) or otherwise believed to be detrimental to the Fund (such as market timing), to the fullest extent permitted by law.

ACCOUNT POLICIES

CALCULATING SHARE PRICE

The Fund calculates the net asset value per share (NAV) each business day at the close of trading on the New York Stock Exchange (normally 1:00 p.m. Pacific time). Each class's NAV is calculated by dividing its net assets by the number of its shares outstanding.

[Begin callout]
When you buy shares, you pay the offering price. The offering price is the NAV plus any applicable sales charge.

When you sell shares, you receive the NAV minus any applicable contingent deferred sales charge (CDSC).
[End callout]

The Fund's assets are generally valued at their market value. If market prices are unavailable, or if an event occurs after the close of the trading market that materially affects the values, assets may be valued at their fair value. If the Fund holds securities listed primarily on a foreign exchange that trades on days when the Fund is not open for business, the value of your shares may change on days that you cannot buy or sell shares.

Requests to buy and sell shares are processed at the NAV next calculated after we receive your request in proper form.

ACCOUNTS WITH LOW BALANCES

If the value of your account falls below $500 ($50 for employee and UGMA/UTMA accounts) because you sell some of your shares, we may mail you a notice asking you to bring the account back up to its applicable minimum investment amount. If you choose not to do so within 30 days, we may close your account and mail the proceeds to the address of record. You will not be charged a CDSC if your account is closed for this reason.

STATEMENTS, REPORTS AND PROSPECTUSES

You will receive quarterly account statements that show all your account transactions during the quarter. You also will receive written notification after each transaction affecting your account (except for distributions and transactions made through automatic investment or withdrawal programs, which will be reported on your quarterly statement).

You also will receive the Fund's financial reports every six months as well as an annual updated prospectus. To reduce Fund expenses, we try to identify related shareholders in a household and send only one copy of the financial reports and prospectus. This process, called "householding," will continue indefinitely unless you instruct us otherwise. If you prefer not to have these documents householded, please call us at 1-800/632-2301. At any time you may view current prospectuses and financial reports on our website.

If you choose, you may receive your statements, financial reports and prospectuses through electronic delivery (please see "Telephone/Online Privileges" on page 39).

INVESTMENT REPRESENTATIVE ACCOUNT ACCESS

If there is a dealer or other investment representative of record on your account, he or she will be able to obtain your account information, conduct transactions for your account, and also will receive copies of all notifications and statements and other information about your account directly from the Fund.

STREET OR NOMINEE ACCOUNTS

You may transfer your shares from the street or nominee name account of one dealer to another, as long as both dealers have an agreement with Franklin Templeton Distributors, Inc. We will process the transfer after we receive authorization in proper form from your delivering securities dealer.

JOINT ACCOUNTS

Unless you specify a different registration, shares issued to two or more owners are registered as "joint tenants with rights of survivorship" (shown as "Jt Ten" on your account statement). To make any ownership changes to jointly owned shares, or to sever a joint tenancy in jointly owned shares, all owners must agree in writing.

JOINT ACCOUNT RISK WITH TELEPHONE/ONLINE PRIVILEGES

You will automatically receive telephone/online privileges when you open your account. If your account has more than one registered owner, telephone/online privileges allow the Fund to accept online registration for online services (including electronic delivery of shareholder documents) and transaction instructions online or by telephone from only one registered owner. This means that ANY ONE REGISTERED OWNER ON YOUR ACCOUNT, ACTING ALONE AND WITHOUT THE CONSENT OF ANY OTHER REGISTERED OWNER, may give the Fund instructions by telephone, online or in writing (subject to any limitations in telephone or online privileges) to:

o Exchange shares from a jointly registered Fund account requiring all registered owner signatures into an identically registered money fund account that only requires one registered owner's signature to redeem shares;

o Redeem Fund shares and direct the redemption proceeds to a bank account that may or may not be owned by you and, if owned by you jointly with someone else, only requires one person to withdraw funds by check or otherwise;

o Add/Change the bank account to which Fund share redemption proceeds may be sent, which bank account may not be owned by you;

o Purchase Fund shares by debiting a bank account that may be owned by you; and

o Add/Change the bank account that may be debited for Fund share purchases, which new account may be owned by you.

If you do NOT want another registered owner on your account to be able to issue these kinds of instructions to the Fund without your consent, you must instruct the Fund to deny/terminate online privileges and the ability to issue such instructions by telephone so that these types of instructions will only be accepted in writing signed by all account owners. This decision will apply to any other fund into which you may exchange your jointly owned Fund shares. Any later decision to permit these types of instructions by telephone and/or online will need to be given to the Fund in a written instruction signed by all registered owners.

ADDITIONAL POLICIES

Please note that the Fund maintains additional policies and reserves certain rights, including:

o The Fund may restrict, reject or cancel any purchase orders, including an exchange request.

o The Fund may modify, suspend, or terminate telephone/online privileges at any time.

o The Fund may make material changes to or discontinue the exchange privilege on 60 days' notice or as otherwise provided by law.

o The Fund may stop offering shares completely or may offer shares only on a limited basis, for a period of time or permanently.

o Normally, redemptions are processed by the next business day, but may take up to seven days to be processed if making immediate payment would adversely affect the Fund.

o In unusual circumstances, we may temporarily suspend redemptions or postpone the payment of proceeds, as allowed by federal securities laws.

o For redemptions over a certain amount, the Fund may pay redemption proceeds in securities or other assets rather than cash if the manager determines it is in the best interest of the Fund, consistent with applicable law.

o You may only buy shares of a fund (including the purchase side of an exchange) eligible for sale in your state or jurisdiction.

o To permit investors to obtain the current price, dealers are responsible for transmitting all orders to the Fund promptly.

DEALER COMPENSATION

Qualifying dealers who sell Fund shares may receive sales commissions and other payments. These are paid by Franklin Templeton Distributors, Inc. (Distributors) from sales charges received from purchasing or redeeming shareholders, from distribution and service (12b-1) fees from the Fund and from Distributors' other financial resources. Dealers may also receive shareholder servicing fees for servicing investors who indirectly hold Franklin Templeton fund shares through dealer-maintained brokerage accounts as more fully described under "Shareholder Servicing and Transfer Agent" in the SAI. These fees are paid by the Fund's transfer agent from payments it receives under its agreement with the Fund.

                            CLASS A     CLASS B  CLASS C  CLASS R
-------------------------------------------------------------------
COMMISSION (%)              ---         4.00     1.00/3    1.00/5
Investment under $50,000    5.00        ---      ---
$50,000 but under $100,000  3.75        ---      ---
$100,000 but under $250,000 2.80        ---      ---
$250,000 but under $500,000 2.00        ---      ---
$500,000 but under $1       1.60        ---      ---
million
$1 million or more      up to 1.00/1    ---      ---
12B-1 FEE TO DEALER         0.25/1      0.25/2   1.00/4    0.35/5

A dealer commission of up to 1% may be paid on Class A NAV purchases by certain retirement plans.1 A dealer commission of up to 0.25% may be paid on Class A NAV purchases by certain trust companies and bank trust departments, eligible governmental authorities, and broker-dealers or others on behalf of clients participating in comprehensive fee programs. For certain retirement plans that do not qualify to buy Class A shares at NAV but that qualify to buy Class A shares with a maximum initial sales charge of 4%, a dealer commission of 3.2% may be paid.

If any dealer commissions are paid in connection with a purchase which is subsequently rejected or results in any trading restriction placed on the purchaser as a result of a determination by the Fund's manager or transfer agent that the purchase may be connected with trading activity that may be detrimental to the Fund as described in the Fund's "Market Timing Trading Policy," the dealer shall, upon demand, refund such commissions to Distributors.

1. For purchases at NAV where Distributors paid a prepaid commission, dealers may start to receive the 12b-1 fee in the 13th month after purchase. For purchases at NAV where Distributors did not pay a prepaid commission, dealers may start to receive the 12b-1 fee at the time of purchase.
2. Dealers may be eligible to receive up to 0.25% from the date of purchase. After eight years, Class B shares convert to Class A shares and dealers may then receive the 12b-1 fee applicable to Class A.
3. Commission includes advance of the first year's 0.25% 12b-1 service fee. For purchases at NAV, Distributors may pay a prepaid commission.
4. Dealers may be eligible to receive up to 0.25% at the time of purchase and may be eligible to receive 1.00% starting in the 13th month. During the first 12 months, the full 12b-1 fee will be paid to Distributors to partially offset the commission and the prepaid service fee paid at the time of purchase. For purchases at NAV where Distributors did not pay a prepaid commission, dealers may start to receive the 12b-1 fee at the time of purchase.
5. Dealers may be eligible to receive a 12b-1 fee of 0.35% starting in the 13th month. During the first 12 months, the full 12b-1 fee will be paid to Distributors to partially offset the commission paid at the time of purchase. Starting in the 13th month, Distributors will receive 0.15%. Dealers may be eligible to receive the full 0.50% 12b-1 fee starting at the time of purchase if Distributors did not pay a prepaid commission.

OTHER DEALER COMPENSATION. Distributors may make payments from 12b-1 fees received from the Fund and from its other financial resources, to certain dealers who have sold shares of the Franklin Templeton mutual funds. In the case of any one dealer, marketing support payments will not exceed the sum of 0.10% of that dealer's current year's total sales of Franklin Templeton mutual funds, and 0.05% (or 0.03%) of the total assets of equity (or fixed income) funds attributable to that dealer, on an annual basis. Distributors makes these payments in connection with the qualifying dealers' efforts to educate financial advisors about the Franklin Templeton funds. A number of factors will be considered in determining payments, including the qualifying dealer's sales, assets and redemption rates, and the quality of the dealer's relationship with Distributors. Distributors will, on an annual basis, determine the advisability of continuing these payments.

To the extent permitted by SEC and NASD rules and other applicable laws and regulations, Distributors may pay or allow other promotional incentives or payments to dealers.

Sale of Fund shares, as well as shares of other funds in Franklin Templeton Investments, is not considered a factor in the selection of broker-dealers to execute the Fund's portfolio transactions. Accordingly, the allocation of portfolio transactions for execution by broker-dealers that sell Fund shares is not considered marketing support payments to such broker-dealers.

You can find further details in the SAI about the payments made by Distributors and the services provided by your financial advisor. Your financial advisor may charge you additional fees or commissions other than those disclosed in this prospectus. You can ask your financial advisor for information about any payments it receives from Distributors and any services it provides, as well as about fees and/or commissions it charges.

QUESTIONS

If you have any questions about the Fund or your account, you can write to us at P.O. Box 33030, St. Petersburg, FL 33733-8030. You also can call us at one of the following numbers. For your protection and to help ensure we provide you with quality service, all calls may be monitored or recorded.

                                                   HOURS (PACIFIC TIME,
DEPARTMENT NAME                  TELEPHONE NUMBER  MONDAY THROUGH FRIDAY)
--------------------------------------------------------------------------
Shareholder Services            1-800/632-2301    5:30 a.m. to 5:00 p.m.
Fund Information                1-800/DIAL BEN(R) 5:30 a.m. to 5:00 p.m.
                                (1-800/342-5236)
Retirement Services             1-800/527-2020    5:30 a.m. to 5:00 p.m.
Advisor Services                1-800/524-4040    5:30 a.m. to 5:00 p.m.
Institutional Services          1-800/321-8563    6:00 a.m. to 4:00 p.m.
TDD (hearing impaired)          1-800/851-0637    5:30 a.m. to 5:00 p.m.
Automated Telephone System      1-800/632-2301    (around-the-clock access)
                                1-800/524-4040
                                1-800/527-2020


FOR MORE INFORMATION

You can learn more about the Fund in the following documents:

ANNUAL/SEMIANNUAL REPORT TO SHAREHOLDERS

Includes a discussion of recent market conditions and Fund strategies that significantly affected Fund performance during its last fiscal year, financial statements, detailed performance information, portfolio holdings and the independent auditor's report.

STATEMENT OF ADDITIONAL INFORMATION (SAI)

Contains more information about the Fund, its investments and policies. It is incorporated by reference (is legally a part of this prospectus).

For a free copy of the current annual/semiannual report or the SAI, please contact your investment representative or call us at the number below. You also can view the current annual/semiannual report online at franklintempleton.com.

You also can obtain information about the Fund by visiting the SEC's Public Reference Room in Washington, DC
(phone 1-202/942-8090) or the EDGAR Database on the SEC's Internet site at http://www.sec.gov. You can obtain copies of this information, after paying a duplicating fee, by writing to the SEC's Public Reference Section, Washington, DC 20549-0102 or by electronic request at the following email address: publicinfo@sec.gov.

[Insert FRANKLIN(R) TEMPLETON(R) INVESTMENTS logo]
One Franklin Parkway, San Mateo, CA 94403-1906
1-800/DIAL BEN(R) (1-800/342-5236)
TDD (Hearing Impaired) 1-800/851-0637
FRANKLINTEMPLETON.COM

GAIN FROM OUR PERSPECTIVE(R>


Investment Company Act file #811-04892                          101P 01/05